UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 21, 2014

Zep Inc.

(Exact name of registrant as specified in its charter)

Delaware	01-33633	26-0783366
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

1310 Seaboard Industrial Boulevard, Atlanta, Georgia	30318-2825
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (404) 352-1680

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement.

On August 21, 2014, Zep Inc. (the “Company”) and certain of its subsidiaries entered into a $325 million five-year senior, secured credit facility (the “Credit Agreement”) with Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, KeyBank, National Association and SunTrust Bank, as Co-Syndication Agents, BMO Harris Bank, N.A. and Compass Bank, as Co-Documentation Agents, and the other lenders party thereto (collectively, the “Lenders”). The Credit Agreement is comprised of a revolving loan facility that provides for advances in the initial aggregate principal amount of up to $250 million and a term loan to the Company, in the initial aggregate principal amount of $75 million (the “Term Loan,” and together with the revolving loan facility, the “Credit Facility”). Subject to certain terms and conditions contained in the Credit Agreement, the Company may, at its option and subject to customary conditions, request an increase in the aggregate principal amount available under the Credit Facility by an additional $100 million.  The Credit Agreement permits the issuance of letters of credit and swingline loans.

The Credit Agreement is guaranteed by certain of the Company’s domestic subsidiaries (the “Guarantors”). Pursuant to the Credit Agreement, the Guarantors guarantee to the Lenders, among other things, all of the obligations of the Company and each other Guarantor under the Credit Agreement. Borrowings under the Credit Agreement are secured by substantially all of the Company’s and each Guarantor’s owned real and personal property.

Generally, amounts outstanding under the Credit Facility bear interest at a “Base Rate” or a Eurocurrency Rate (as defined below). Base Rate advances are denominated in U.S. Dollars, and amounts outstanding bear interest at a rate per annum equal to the sum of (i) the greater of (A) Bank of America’s prime rate, (B) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System plus 0.5% or (C) the Eurocurrency Rate for a one month interest period plus 1%, and (ii) an applicable margin that ranges from 0.75% to 2.00% based upon the Company’s leverage ratio. Eurocurrency Rate advances can be denominated in a variety of currencies, including U.S. Dollars, and amounts outstanding bear interest at a rate based upon the London interbank offered rate for the interest period, plus an applicable margin that ranges from 1.75% to 3.00% based upon the Company’s leverage ratio (plus any mandatory costs) (the “Eurocurrency Rate”). Under the terms of the Credit Agreement, accrued interest on each loan is payable in arrears on the applicable interest payment date for each loan. Principal repayments on the Term Loan are to be paid quarterly beginning on November 30, 2014 in such amounts as set forth in the Credit Agreement. The Credit Facility is scheduled to mature on August 21, 2019, at which time all amounts outstanding thereunder will be due and payable.

The Company is required to pay certain fees in connection with the Credit Facility, including an annual commitment fee equal to the product of the amount of the available revolving commitments under the Credit Agreement multiplied by a percentage that ranges from 0.25% to 0.5% depending upon the Company’s leverage ratio, as well as customary administrative fees.

The Credit Agreement contains customary covenants and default provisions for a Credit Facility of this type, including, but not limited to, financial covenants, limitations on liens and the incurrence of debt, covenants to preserve corporate existence and comply with laws and covenants regarding the use of proceeds of the Credit Facility. The financial covenants include a maximum leverage ratio, which is the ratio of consolidated net indebtedness to EBITDA (earnings before interest, taxes, depreciation and amortization expense), as defined in the Credit Agreement, starting at 4.50 to 1.00 with step-downs, and a minimum fixed charge coverage ratio, which is the ratio of EBITDA (minus certain items) to fixed charges, of 1.25 to 1.0. These ratios are computed at the end of each fiscal quarter for the most recent 12-month period. The default provisions under the Credit Agreement include, among other things, defaults for non-payment, breach of representations and warranties, insolvency, non-performance of covenants, cross-defaults and guarantor defaults. The occurrence of an event of default under the Credit Agreement could result in all loans and other obligations becoming immediately due and payable and the Credit Facility being terminated.

The Credit Agreement replaces the Company’s 5-Year Revolving Credit Agreement, dated as of July 15, 2010 among the Company, Acuity Specialty Products, Inc., certain other subsidiaries of the Company, and JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Regions Bank and the other lenders party thereto, as lenders, which was due to expire on July 15, 2015 (the “Existing Credit Agreement”). A description of the Existing Credit Agreement is set forth in the Company’s Forms 8-K filed with the Securities and Exchange Commission on July 19, 2010 and incorporated by reference herein.

O.B. Grayson Hall, Jr., a director of the Company, is the President and Chief Executive Officer of Regions Bank, one of the participating banks in the Credit Facility.  Negotiations with respect to Regions Bank’s participation in the Credit Facility were conducted in the ordinary course of business and the terms of Regions Bank’s participation in the Credit Facility are the same as those of other participating banks under the Credit facility.

The foregoing description of the Credit Agreement is not complete and is qualified in its entirety by reference to the entire Credit Agreement, a copy of which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 1.02.           Termination of a Material Definitive Agreement.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 1.02.

Item 2.03.           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference in response to this Item 2.03.

Item 7.01              Regulation FD Disclosure.

On August 26, 2014, the Company issued a press release announcing its entry into the Credit Agreement. A copy of the press release is furnished herewith as Exhibit 99.1 and incorporated by reference herein.

Item 9.01              Financial Statements and Exhibits.

(d)         Exhibits.

10.1

Credit Agreement, dated as of August 21, 2014, among Zep Inc., Acuity Specialty Products, Inc., the other subsidiary borrowers party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, KeyBank, National Association and SunTrust Bank, as Co-Syndication Agents, BMO Harris Bank, N.A. and Compass Bank, as Co-Documentation Agents, and the other lenders party thereto.

99.1	Press Release, dated August 26, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zep Inc.

Date: August 26, 2014	/s/ Philip A. Theodore
Philip A. Theodore
Vice President and General Counsel

EXHIBIT LIST

10.1

Credit Agreement, dated as of August 21, 2014, among Zep Inc., Acuity Specialty Products, Inc., the other subsidiary borrowers party thereto, Bank of America, N.A., as Administrative Agent, Swing Line Lender and Letter of Credit Issuer, KeyBank, National Association and SunTrust Bank, as Co-Syndication Agents, BMO Harris Bank, N.A. and Compass Bank, as Co-Documentation Agents, and the other lenders party thereto.

99.1	Press Release, dated August 26, 2014.